Exhibit 10.4

ACUMEN PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ORIGINALLY ADOPTED BY THE BOARD OF DIRECTORS: Effective June 30, 2021
AMENDED BY THE BOARD OF DIRECTORS: March 24, 2022
AMENDED BY THE BOARD OF DIRECTORS: March 6, 2025
Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Acumen Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service, in all cases subject to the limitations on annual non-employee director compensation set forth in the Company’s 2021 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) or any successor thereto. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
Annual Cash Compensation
The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred or upon the earlier resignation or removal of the Eligible Director. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. If an Eligible Director resigns or is removed from the Board at a time other than effective as of the last day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Non-Executive Chairman: $30,000
c.Lead Independent Director: $30,000

2.Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $15,000
b.Chair of the Compensation Committee: $10,000
c.Chair of the Nominating and Corporate Governance Committee: $8,000

3.Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.Member of the Audit Committee: $7,500
b.Member of the Compensation Committee: $5,000
c.Member of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation
Eligible Directors will receive the equity compensation set forth below for his or her Board service upon and following March 6, 2025 (the “Effective Date”). The equity compensation set forth below will be granted under the Plan or any successor thereto. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the Company’s common stock (“Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination as provided in the Plan).
1.Initial Grant: For each Eligible Director who is first elected or appointed to the Board on or following the Effective Date, upon such Eligible Director’s initial election or appointment to the Board, or, if such date is not a market trading day, the first market trading day thereafter, the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 50,000 shares of Common Stock (the “Initial Grant”); it being understood that, prior to the grant of the Initial Grant, the Board or the Compensation Committee of the Board may review the value and form of the Initial Grant to ensure that the Initial Grant provides a form and level of compensation that is consistent with then-applicable market practice and, based on such review, the Board or the Compensation Committee may, in its discretion, adjust the number of shares of Common Stock subject to the Initial Grant and/or the form of the Initial Grant, including providing that the Initial Grant be made in the form of stock options and/or a combination of stock options and restricted stock units. The shares subject to each Initial Grant will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, and will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service (as defined in the Plan) through the applicable vesting date.
Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted (i) a stock option to purchase 19,500 shares of Common Stock, and (ii) an award of 12,800 restricted stock units (together, the “Annual Grants”); it being understood that, prior to the grant of the Annual Grants, the Board or the Compensation Committee of the Board may review the value and form of the Annual Grants to ensure that the Annual Grants provide a form and level of compensation that is consistent with then-applicable market practice and, based on such review, the Board or the Compensation Committee may, in its discretion, adjust the number of shares of Common Stock subject to the Annual Grants and/or the form of the Annual Grants, including the proportion of the Annual Grants comprised of stock options and the proportion comprised of restricted stock units. The shares subject to the Annual Grants will vest in full on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date; provided, further, that the Annual Grants will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through the date of such Change in Control.
Reimbursement of Expenses
Eligible Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.
Non-Employee Director Compensation Limit
As provided in the Plan and notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of stockholders for the next subsequent year (the “Annual Period”), including awards granted under the Plan and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. As provided in the Plan, this limitation will apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the effective date of the Plan.